GRAINGER REPORTS RESULTS FOR THE 2018 FIRST QUARTER
Raises Sales Guidance to 5% to 8% and EPS Guidance to $14.30 to $15.30

Quarterly Summary

•	Sales of $2.8 billion, up 9 percent

•	Reported EPS of $4.07, up 39 percent

•	Adjusted EPS of $4.18, up 45 percent

CHICAGO, April 19, 2018 - Grainger (NYSE: GWW) today reported results for the 2018 first quarter ended March 31, 2018. Sales of $2.8 billion increased 9 percent versus $2.5 billion in the first quarter of 2017. There were 64 selling days in the 2018 first quarter, the same as the 2017 first quarter. Net earnings for the quarter of $232 million were up 32 percent versus $175 million in 2017. Earnings per share of $4.07 increased 39 percent versus $2.93 in 2017.

“Results for the quarter were strong, led by increased volume in our U.S. business with both large and medium customers, supported by a strong demand environment. Performance in Canada has improved although we are still in the early stages of the turnaround. Our single channel and international businesses also contributed to the strong performance,” said DG Macpherson, Chairman and Chief Executive Officer. “We remain confident that the strategic actions we are executing in the United States and Canada are helping us create a stronger business. Based on the encouraging results we’re seeing,” Macpherson concluded, “we are increasing our sales and EPS guidance for the year.”

As a result, the company raised its 2018 sales and earnings per share guidance for the year and now expects sales growth of 5 to 8 percent and earnings per share of $14.30 to $15.30. The company’s previous 2018 guidance, communicated on Jan. 24, 2018, was sales growth of 3 to 7 percent and earnings per share of $12.95 to $14.15.

Company
Sales increased 9 percent in the 2018 first quarter versus the prior year, driven by an 8 percentage point increase from volume, 2 percentage points from foreign exchange and 1 percentage point from higher sales of seasonal products, partially offset by a 1 percentage point decline in price and a 1 percentage point decline from the divestiture of a specialty business.

Company operating earnings of $335 million for the 2018 first quarter increased 14 percent versus $293 million in the 2017 quarter. The increase was driven by higher sales and strong expense leverage.

The first quarter contained the following restructuring items:

	Three Months Ended March 31,

	2018	2017	%
Diluted earnings per share as reported	$4.07	$2.93	39%
Pretax adjustments:
Restructuring (United States)	0.05	0.05
Branch gains (United States)	(0.13)	(0.16)
Restructuring (Canada)	0.19	0.02
Restructuring (Other Businesses)	0.02	—
Restructuring (Unallocated expense)	0.01	—
Total pretax adjustments	0.14	(0.09)
Tax effect (1)	(0.03)	0.04
Total, net of tax	0.11	(0.05)
Diluted earnings per share as adjusted	$4.18	$2.88	45%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits.

The company has two reportable business segments, the United States and Canada, which represented approximately 79 percent of company sales for the quarter. The remaining operating businesses are located in Europe, Asia and Latin America. The single channel online businesses are included in Other Businesses and are not reportable segments.

United States
Sales for the U.S. segment increased 8 percent versus the 2017 first quarter. The increase was driven by 9 percentage points from volume growth, 1 percentage point from intercompany sales and 1 percentage point from higher sales of seasonal products, partially offset by a 2 percentage point decline in price and a 1 percentage point decline from the divestiture of a specialty business. Sales to customers in the Retail and Contractors end markets led the sales performance in the quarter.

Operating earnings for the U.S. segment increased 15 percent in the quarter driven by higher sales and improved expense management. Gross profit margins for the quarter declined 1.0 percentage point driven by the company’s strategic price initiatives, partially offset by positive customer mix. The lower gross profit margin includes a 0.6 percentage point decline from implementation of the Financial Accounting Standards Board’s new revenue recognition standard that primarily reclassifies certain costs related to KeepStock services from operating expenses to cost of goods sold. In the 2018 first quarter, operating expenses were down 1 percent.

Canada
First quarter 2018 sales for Canada decreased 2 percent in U.S. dollars and 6 percent in local currency. The 6 percent decrease consisted of a 13 percentage point decline in volume, partially offset by 7 percentage points from higher price.

The business in Canada posted a $20 million operating loss in the 2018 first quarter versus a $17 million operating loss in the prior year, primarily driven by higher restructuring expenses. The gross profit margin in Canada increased 3.3 percentage points versus the prior year largely due to price increases that began in late 2017. Operating expenses increased 12 percent, driven by costs related to the business model reset. Reported results include $10.9 million of restructuring costs. Excluding those charges, operating expenses were down 3 percent and the operating loss was $9 million.

Other Businesses
Sales for the Other Businesses increased 18 percent versus the prior year, consisting of 12 percentage points of growth from volume and price and 6 percentage points from foreign exchange. The performance was driven by 24 percent sales growth for the single channel online businesses.

Operating earnings for the Other Businesses were $36 million in the 2018 first quarter versus $32 million in the prior year. This performance included strong results from MonotaRO in Japan and Zoro in the United States and improved performance from the international businesses.

Other
Other income and expense was a net expense of $28 million in the 2018 first quarter versus a net expense of $22 million in the 2017 first quarter. This increase was primarily due to interest expense from the $400 million in additional long-term debt the company issued in 2017. For the quarter, the effective tax rate in 2018 was 21.6 percent versus 32.4 percent in 2017. The decrease was primarily due to the 2017 tax legislation. The company is currently projecting an effective tax rate of 23 to 26 percent for the year 2018. The first quarter tax rate was below the full year range primarily due to the benefit from stock-based awards. Future tax benefits from stock-based awards are not estimated in the full year projection.

Cash Flow
Operating cash flow was $147 million in the 2018 first quarter versus $181 million in the 2017 first quarter. The company used the cash generated during the quarter to invest in the business and return cash to shareholders through share repurchase and dividends. Capital expenditures in the 2018 first quarter were $49 million. In the quarter, Grainger returned $245 million to shareholders through $72 million in dividends and $173 million to buy back 668,000 shares of stock.

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Daylight Time on April 19, 2018, to discuss the first quarter. The webcast will be hosted by DG Macpherson and can be accessed at www.grainger.com/investor. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.grainger.com/investor.

About Grainger
W.W. Grainger, Inc., with 2017 sales of $10.4 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a supplement regarding 2018 first quarter results. The Grainger website also includes more information through our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from expectations include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technologies; the implementation, timing and success of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry or market conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in credit ratings; changes in effective tax rates and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Senior Director, External Affairs	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	Irene Holman
847-535-5678	Senior Director, Investor Relations
O: 847-535-0809
M: 847-217-8679

Michael Ferreter
Senior Manager, Investor Relations
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2018	2017
Net sales	$2,766,401	$2,541,129
Cost of merchandise sold	1,674,642	1,521,937
Gross profit	1,091,759	1,019,192
Warehousing, marketing and administrative expense	756,929	726,691
Operating earnings	334,830	292,501
Other income and (expense)
Interest income	628	193
Interest expense	(24,665)	(18,713)
Loss from equity method investment	(11,497)	(8,374)
Other non-operating income	7,698	5,066
Total other expense, net	(27,836)	(21,828)
Earnings before income taxes	306,994	270,673
Income taxes	66,209	87,820
Net earnings	240,785	182,853
Net earnings attributable to noncontrolling interest	9,250	8,109
Net earnings attributable to W.W. Grainger, Inc.	$231,535	$174,744

Earnings per share -Basic	$4.09	$2.95
-Diluted	$4.07	$2.93
Average number of shares outstanding -Basic	56,063	58,720
-Diluted	56,403	59,203
Diluted Earnings Per Share
Net earnings as reported	$231,535	$174,744
Earnings allocated to participating securities	(1,990)	(1,470)
Net earnings available to common shareholders	$229,545	$173,274
Weighted average shares adjusted for dilutive securities	56,403	59,203
Diluted earnings per share	$4.07	$2.93

NOTE: Results for 2017 have been restated due to adoption of Accounting Standards Update (ASU) 2017-07, Compensation Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The ASU effectively increases Warehousing, marketing and administrative expense, lowering Operating earnings, and decreases total other expense, net, with no impact on Net earnings or Earnings per share. Restated 2017 quarterly and annual financials can be found at www.grainger.com/investor.

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2018	2017
Sales
United States	$2,107,686	$1,953,444
Canada	181,764	186,141
Other Businesses	588,092	497,407
Intersegment sales	(111,141)	(95,863)
Net sales to external customers	$2,766,401	$2,541,129

Operating earnings
United States	$356,504	$309,642
Canada	(20,157)	(16,729)
Other Businesses	36,422	31,507
Unallocated expense (1)	(37,939)	(31,919)
Operating earnings	$334,830	$292,501

Company operating margin	12.1%	11.5%
ROIC* for Company	28.2%	24.4%
ROIC* for United States	47.4%	39.6%
ROIC* for Canada	(16.0)%	(12.3)%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 2-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (2-point average of $103.2 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (2-point average of $382.4 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

(1) Unallocated expense includes a) the redemption of a $4 million intercompany loan for tax efficiency purposes that is offset in Other Businesses, with no impact to total company operating earnings, and b) executive retirement related costs.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	March 31, 2018	December 31, 2017
Cash and cash equivalents	$302,015	$326,876
Accounts receivable – net	1,428,233	1,325,186
Inventories	1,434,609	1,429,199
Prepaid expenses and other assets	142,305	124,728
Total current assets	3,307,162	3,205,989
Property, buildings and equipment – net	1,370,071	1,391,967
Deferred income taxes	33,300	22,362
Goodwill	549,418	543,903
Intangibles - net	570,134	569,115
Other assets	72,726	70,918
Total assets	$5,902,811	$5,804,254
Liabilities and Shareholders’ Equity
Short-term debt (1)	$137,643	$55,603
Current maturities of long-term debt	30,279	38,709
Trade accounts payable	748,372	731,582
Accrued compensation and benefits	181,055	254,560
Accrued contributions to employees’ profit sharing plans (2)	29,890	92,682
Accrued expenses	324,319	313,766
Income taxes payable	52,774	19,759
Total current liabilities	1,504,332	1,506,661
Long-term debt	2,244,406	2,248,036
Deferred income taxes and tax uncertainties	121,767	111,710
Employment-related and other non-current liabilities	106,400	110,114
Shareholders' equity (3)	1,925,906	1,827,733
Total liabilities and shareholders’ equity	$5,902,811	$5,804,254

(1)	Short-term debt increased $82 million primarily due to an increase in commercial paper of $90 million.
(2)	Accrued contributions to employees' profit sharing plans decreased $63 million primarily due to the annual cash contributions to the profit sharing plan.
(3)	Common stock outstanding as of March 31, 2018 was 56,017,200 compared with 56,328,863 shares at December 31, 2017, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$240,785	$182,853
Provision for losses on accounts receivable	3,552	3,918
Deferred income taxes and tax uncertainties	(1,660)	(7,632)
Depreciation and amortization	63,931	62,249
Gains from sales of assets, net of write-offs	(5,714)	(10,966)
Stock-based compensation	11,652	6,757
Losses from equity method investment	11,497	8,374
Change in operating assets and liabilities:
Accounts receivable	(94,221)	(95,419)
Inventories	3,136	27,826
Prepaid expenses and other assets	(32,951)	(27,457)
Trade accounts payable	13,244	18,051
Other current liabilities	(102,664)	(64,171)
Current income taxes payable, net	43,844	74,741
Accrued employment-related benefits cost	(6,950)	1,520
Other – net	(596)	302
Net cash provided by operating activities	146,885	180,946
Cash flows from investing activities:
Additions to property, buildings and equipment	(49,149)	(78,768)
Proceeds from sales of assets	25,987	48,306
Equity method investment	(8,115)	(7,067)
Net cash used in investing activities	(31,277)	(37,529)
Cash flows from financing activities:
Net increase in commercial paper	89,904	34,946
Borrowings under lines of credit	10,185	9,883
Payments against lines of credit	(19,923)	(9,167)
Net payments of long-term debt	(25,185)	(2,318)
Proceeds from stock options exercised	59,003	26,345
Payments for employee taxes withheld from stock wards	(14,878)	(11,625)
Purchase of treasury stock	(172,917)	(159,146)
Cash dividends paid	(72,254)	(72,118)
Net cash used in financing activities	(146,065)	(183,200)
Exchange rate effect on cash and cash equivalents	5,596	4,438
Net change in cash and cash equivalents	(24,861)	(35,345)
Cash and cash equivalents at beginning of year	326,876	274,146
Cash and cash equivalents at end of period	$302,015	$238,801

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share with GAAP financial measures:

	Three Months Ended March 31,
	2018	2017	%
Operating earnings reported	$334,830	$292,501	14%
Restructuring (United States)	3,101	3,066
Branch gains (United States)	(7,528)	(9,388)
Restructuring (Canada)	10,920	1,087
Restructuring (Other Businesses)	1,175	—
Restructuring (Unallocated expense)	370	—
Subtotal	8,038	(5,235)
Operating earnings adjusted	$342,868	$287,266	19%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2018	2017	%
Segment operating earnings adjusted
United States	352,077	303,320
Canada	(9,237)	(15,642)
Other Businesses	37,597	31,507
Unallocated expense	(37,569)	(31,919)
Segment operating earnings adjusted	$342,868	$287,266	19%

Company operating margin adjusted	12.4%	11.3%
ROIC* for Company	28.9%	24.0%
ROIC* for United States	46.8%	38.8%
ROIC* for Canada	(7.3)%	(11.5)%

*Adjusted ROIC is calculated as defined on page 7, excluding the items adjusting operating earnings as noted above.

	Three Months Ended March 31,
	2018	2017	%
Net earnings reported	$231,535	$174,744	32%
Restructuring (United States)	2,365	1,919
Branch gains (United States)	(5,741)	(5,878)
Restructuring (Canada)	8,330	803
Restructuring (Other Businesses)	950	—
Restructuring (Unallocated expense)	282	—
Subtotal	6,186	(3,156)
Net earnings adjusted	$237,721	$171,588	39%

Diluted earnings per share reported	$4.07	$2.93	39%
Pretax adjustments:
Restructuring (United Sates)	0.05	0.05
Branch gains (United States)	(0.13)	(0.16)
Restructuring (Canada)	0.19	0.02
Restructuring (Other Businesses)	0.02	—
Restructuring (Unallocated expense)	0.01	—
Total pretax adjustments	0.14	(0.09)
Tax effect (1)	(0.03)	0.04
Total, net of tax	0.11	(0.05)
Diluted earnings per share adjusted	$4.18	$2.88	45%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the Company's ability to realize the associated tax benefits.
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